Exhibit 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-67921) of Reliv International, Inc. of our report dated June 16, 2016 relating to the financial statements and supplemental schedule of Reliv International, Inc. 401(k) Plan, which appears in this Form 11-K.

/s/ RubinBrown LLP

St. Louis, Missouri

June 16, 2016